Exhibit 107
Calculation of Filing Fee Table
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
________________________________
ACREAGE HOLDINGS, INC.
(Exact name of Registrant as specified in its charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Equity	Class D Subordinate Voting Shares, no par value	Other	20,000,000(3)	$0.26(2)	$5,200,000(2)	0.0001102	$574
Equity	Class E Subordinate Voting Shares, no par value	Other	20,000,000(3)	$0.13(2)	$2,600,000(2)	0.0001102	$287
Total Offering Amounts				-	$7,800,000	-	$861
Total Fee Offsets				-	-	-	-
Net Fee Due				-	-	-	$861

(1)    Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of Class D and Class E Subordinate Voting Shares of Acreage Holdings, Inc. (the “Registrant”) that become issuable under the Acreage Holdings, Inc. Omnibus Incentive Plan (the “Plan”) or inducement award set forth herein by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding Class D or Class E Subordinate Voting Shares.
(2)    Estimated in accordance with Rule 457(c) and Rule 457(h) solely for the purpose of calculating the registration fee based on a per share price, the average of the high and low price per share of the Registrant’s the Class D and Class E subordinate voting shares on August 23, 2023, as reported on the OTCQX, was $0.26 and $0.13, respectively.
(3)    Represents shares of the Registrant’s common stock issuable under the Plan.